Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-19618, No. 33-1768, No. 33-36761, No. 333-03193, No. 333-70397, No.
333-70427,  No.  333-93739,  and No. 333-42646) on Form S-8 of Anaren Microwave,
Inc. of our report dated July 28, 2000, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2000 and June 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Anaren Microwave, Inc.

                                                  /s/ KPMG LLP

Syracuse, New York
September 27, 2000